NEWS
For Immediate Release

THOMAS & BETTS CORPORATION
AUTHORIZES STOCK REPURCHASE PROGRAM

Board of Directors Authorizes Repurchase of Up to Three Million Shares

MEMPHIS, Tenn. — July 27, 2006 Thomas & Betts Corporation (NYSE:TNB) today announced that the company’s board of directors has authorized the repurchase of up to three million shares of Thomas & Betts common stock. The authorization expires in July 2008.

Thomas & Betts completed a previously announced three million-share repurchase program during the second quarter 2006.

“We are pleased that we have the financial flexibility which allows us to undertake an additional share repurchase program without compromising our ability to also invest in strategic growth initiatives,” said Dominic J. Pileggi, chairman and chief executive officer. “Our businesses, balance sheet and cash generation are strong and we remain very positive about the outlook for the balance of the year.”

The company expects to repurchase the shares from available cash resources.

Thomas & Betts Corporation (www.tnb.com) is a leading designer and manufacturer of electrical connectors and components used in industrial, commercial construction and utility markets. The company is also a leading producer of commercial heating and ventilation units and highly engineered steel structures used primarily for utility transmission. Headquartered in Memphis, TN., the company has manufacturing, distribution and office facilities worldwide.

CONTACT: Thomas & Betts Corporation
Tricia Bergeron, 901-252-8266
tricia.bergeron@tnb.com

CAUTIONARY STATEMENT

This press release includes forward-looking statements that are identified by terms such as “expected,” “includes,” “will,” and “could.” These statements discuss business strategies, economic outlook and future performance. These forward-looking statements make assumptions regarding the company’s operations, business, economic and political environment, including, without limitation, customer demand, government regulation, terrorist acts and acts of war. The actual results may be materially different from any future results expressed or implied by such forward-looking statements. Please see the “Risk Factors” section of the company’s Form 10-K for the fiscal year ended December 31, 2005, for further information related to these uncertainties. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

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